Exhibit 8.1
October 18, 2007
Gasco Energy, Inc.
8 Inverness Drive East
Suite 100
Englewood, CO 80112
Ladies and Gentlemen:
          We have acted as counsel to you in connection with the merger (the “Merger”) of Gasco Acquisition, Inc., a wholly-owned subsidiary of Gasco Energy, Inc. (“Gasco”), with and into Brek Energy Corporation (“Brek”) pursuant to the Agreement and Plan of Merger dated as of September 20, 2006 (and amended on January 31, 2007 and May 29, 2007) (the “Merger Agreement”) as described in the registration statement relating to the Merger on Form S-4, as amended (File no. 333-144387) (the “Registration Statement”). In connection therewith, you have requested our opinion as to certain federal income tax matters relating to the Merger.
          In rendering our opinion, we have examined the Merger Agreement and the Registration Statement. In addition, we have assumed that (i) the representations, statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete and will be accurate and complete as of the closing date of the Merger (as if made as of such time) and (ii) the Merger will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement.
          Based on the foregoing, we hereby confirm that the description of the law and the legal conclusions set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement relating to the consequences of the Merger to Gasco and Gasco Acquisition, Inc. constitutes our opinion as to the material federal income tax consequences of the Merger to Gasco and Gasco Acquisition, Inc.
          Our opinion is limited to the identified matters of federal income tax law set out herein, and is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
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October 18, 2007 Page 2
in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service. In addition, our opinion represents only our best legal judgment on the legal matters presented and is not binding on the Internal Revenue Service or a court. We note that our opinion speaks as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in law or fact occurring after that date.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.